EXHIBIT 99.1

TransBiotec Closes on $1.0 Million Financing

First Tranche of $2.0 Million Total Offering; Proceeds to Further Develop Core Product

SANTA ANA, CA, December 17, 2019 – TransBiotec, Inc. (OTC: IMLE), developers of a patented non-invasive alcohol sensing system, announced today that it has closed on $1.0 million in financing from the sale of its Series A-1 Preferred Stock to SOBRSafe LLC, a special purpose vehicle (SPV) formed to further advance SOBRSafe®, the Company’s flagship product. SOBRSafe®, currently in beta testing phase, is a potentially disruptive solution in blood alcohol detection - a touch-based technology with anticipated applications in school buses, commercial trucking fleets, facility access control and more.

This initial $1.0 million is the first tranche of a $2.0 million offering; the Company hopes to close a second tranche of up to $1.0 million within the next 90 days.

“This is a very exciting milestone for TransBiotec, and the ultimate commercialization of SOBRSafe®,” stated TransBiotec CEO Kevin Moore. “This financing is instrumental to our product’s continued development, and gives us the capital necessary to transition into pilot phase testing. We view this as the true beginning of the SOBRSafe® story, and look forward to communicating future milestones as they occur.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of TransBiotec, Inc.’s securities.

About TransBiotec, Inc.

TransBiotec, Inc. has developed and patented a non-invasive alcohol sensing system - SOBRSafe®. SOBRSafe® is a potentially disruptive solution in alcohol consumption detection - a touch-based technology with anticipated applications in school buses, commercial trucking fleets, facility access control and more. Across industries, the headlines are consistent: alcohol is a clear and present danger - impaired operation destroys lives, families and companies alike. TransBiotec’s mission is to eliminate the destructive impact of alcohol on our roadways and workplaces…with just the touch of a finger.

1

Forward Looking Statement

TransBiotec, Inc.’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in TransBiotec, Inc.’s filings with the Securities and Exchange Commission, including TransBiotec, Inc.’s most recent Annual Report on Form 10-K.

Contact TransBiotec, Inc.:

Dave Gandini, Chairman

david@sobrsafe.com

2